Exhibit 99.1

Helping Patients Defeat Their Cancer

Forty Seven Inc. Reports Fourth Quarter and Full Year 2018 Financial Results and Recent Business Highlights

-- Updated Data from Phase 1b/2 Trial of 5F9 in Combination with Rituximab in Relapsed/Refractory Non-Hodgkin’s Lymphoma (r/r NHL) Expected in Second Quarter of 2019 –

-- Updated Data from Phase 1b Trial of 5F9 as a Monotherapy and in Combination with Azacitidine in Acute Myeloid Leukemia (AML) and Myelodysplastic Syndrome (MDS) Expected in Second Quarter of 2019 –

-- Expanded Discovery-Stage Pipeline with FSI-174, an Anti-cKIT Antibody –

-- New England Journal of Medicine Published Data from Phase 1b Clinical Trial of 5F9 in Combination with Rituximab in r/r NHL --

-- Management to Host Conference Call at 4:30 p.m. ET Today --

MENLO PARK, Calif., March 28, 2019 – Forty Seven Inc. (NASDAQ:FTSV), a clinical-stage, immuno-oncology company focused on developing therapies to activate macrophages in the fight against cancer, today reported financial results for the fourth quarter and full year ended December 31, 2018 and provided a business update.

“Our ultimate goal at Forty Seven is to enable more patients to defeat their cancers by delivering a new class of therapies, which take advantage of the innate immune system as a powerful therapeutic target,” said Mark McCamish, M.D., Ph.D., President and Chief Executive Officer of Forty Seven, Inc. “In 2018, we made important strides toward achieving this goal, announcing proof-of-concept data for 5F9 in a range of difficult-to-treat cancers and demonstrating its best-in-class safety profile, which is enabled by our proprietary priming and maintenance dosing regimen. In addition, we expanded our pipeline with FSI-189 and FSI-174, reinforced our intellectual property portfolio, and strengthened our corporate position, hiring Ann Rhoads as Chief Financial Officer, adding Kristine Ball and Ian Clark to our Board of Directors, creating a world-class Scientific Advisory Board and successfully completing our initial public offering.

Dr. McCamish continued, “As we move into 2019, we are building on this forward momentum, with a particular focus on executing our clinical plans. We expect to generate meaningful data across multiple programs this year, beginning with updated clinical data from our Phase 1b/2 trial of 5F9 plus rituximab in r/r NHL and our Phase 1b trial of 5F9 as a monotherapy and in combination with azacitidine in AML and MDS, all expected in the second quarter. We are also advancing four additional trials with 5F9 and expect to provide updated data in ovarian and colorectal cancer in the fourth quarter, while conducting investigational new drug-application enabling studies for FSI-189, an anti-SIRPα antibody, and FSI-174, an anti-cKIT antibody.”

Fourth Quarter and Recent Business Highlights:

Pipeline:

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In January 2019, Forty Seven announced FSI-174, an anti-cKIT antibody, as its third development candidate. Forty Seven plans to develop FSI-174 in combination with anti-CD47 antibodies as a non-toxic transplant conditioning regimen, as well as a treatment for targeted hematologic malignancies.

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In December 2018, Forty Seven presented preclinical data at the 60th American Society of Hematology (ASH) Annual Meeting, providing additional mechanistic insight into why its proprietary 5F9 priming and maintenance dosing strategy mitigates the on-target anemia caused by the clearance of aged red blood cells (RBCs). The data show that the initial priming dose of 5F9 results in a near complete loss of CD47 on surviving, younger RBCs, making these cells less susceptible to phagocytosis and decreasing the risk of CD47 antibody-induced anemia during subsequent maintenance dosing.

O: 650-352-4150       F: 650-618-2308       W: fortyseveninc.com       A: 1490 O’Brien Drive, Suite A, Menlo Park, CA 94025, United States

Helping Patients Defeat Their Cancer

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Also at ASH, Forty Seven presented new preclinical data supporting the development of 5F9 and azacitidine for the treatment of AML. The data show that the combination of 5F9 and azacitidine increases the phagocytic elimination of AML blast cells by human macrophages in vitro, enhances clearance of AML in vivo, and prolongs survival compared to single-agent treatment with either 5F9 or azacitidine alone.

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In November 2018, Forty Seven announced that proof-of-concept data from the Phase 1b portion of its Phase 1b/2 clinical trial evaluating 5F9 in combination with rituximab in patients with r/r NHL were published in the New England Journal of Medicine.

Key Upcoming Milestones:

The company expects to achieve the following milestones by the end of 2019:

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Report data from the Phase 1b/2 trial of 5F9 in combination with rituximab in patients with r/r NHL, including safety, efficacy and duration of response across various dosing cohorts, in the second quarter.

•	Report data from the Phase 1b trial of 5F9 as a monotherapy and in combination with azacitidine in patients with AML and MDS, including safety and initial efficacy data, in the second quarter.
•	Report data from the Phase 1b trial of 5F9 in combination with avelumab in patients with ovarian cancer in the fourth quarter.
•	Report data from the Phase 1b trial of 5F9 in combination with cetuximab in patients with colorectal cancer in the fourth quarter.
•	Report preclinical data and complete IND-enabling studies for FSI-174 in the second half.
•	Completing IND-enabling studies for FSI-189 in the second half.

Fourth Quarter and Full Year 2018 Financial Results:

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Cash Position: As of December 31, 2018, cash, cash equivalents and short-term investments were $139.0 million, as compared to $88.1 million as of December 31, 2017. This increase reflects net proceeds of $116.3 million from Forty Seven’s initial public offering of common stock, which closed in July 2018.  The company expects that its cash, cash equivalents and short-term investments will fund operating expenses and capital expenditure requirements through the first half of 2020.

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R&D Expenses: R&D expenses were $13.9 million for the fourth quarter of 2018 and $56.7 million for the full year ended December 31, 2018, as compared to $10.0 million for the fourth quarter of 2017 and $37.2 million for the full year ended December 31, 2017. This increase was primarily due to an increase in third party costs associated with the continued advancement of the company’s clinical development efforts, an increase in personnel-related costs, including stock-based compensation, and non-recurring upfront payments of $8.8 million associated with two licensing deals. This increase was partially offset by $5.3 million in grant funding and cost sharing from the California Institute of Regenerative Medicine, the Leukemia and Lymphoma Society, and Merck KGaA.

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G&A Expenses: G&A expenses were $3.8 million for the fourth quarter of 2018 and $15.4 million for the full year ended December 31, 2018, as compared to $2.6 million for the fourth quarter of 2017 and $8.1 million for the full year ended December 31, 2017. This increase was primarily due to an increase in personnel-related costs and expenses incurred in connection with operating as a public company.

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Net Loss: Net loss was $17.2 million for the fourth quarter of 2018 and $70.4 million for the full year ended December 31, 2018, or a net loss per share of $0.56 and $3.75, respectively, as compared to $12.3 million for the fourth quarter of 2017 and $44.9 million for the full year ended December 31, 2017, or a net loss per share of $1.88 and $6.94, respectively.

O: 650-352-4150       F: 650-618-2308       W: fortyseveninc.com       A: 1490 O’Brien Drive, Suite A, Menlo Park, CA 94025, United States

Helping Patients Defeat Their Cancer

Conference Call Information:

Forty Seven will host a live conference call and webcast at 4:30 p.m. ET today to discuss fourth quarter and full year 2018 financial results and recent business activities. The conference call may be accessed by (866) 953-0780 (domestic) or (630) 652-5854 (international) and referring to conference ID 1089506. A webcast of the conference call will be available in the Investors section of the Forty Seven website at https://ir.fortyseveninc.com. The archived webcast will be available on Forty Seven’s website approximately two hours after the conference call and will be available for 30 days following the call.

About Forty Seven Inc.:

Forty Seven, Inc. is a clinical-stage, immuno-oncology company that is developing therapies targeting cancer immune evasion pathways based on technology licensed from Stanford University. Forty Seven’s lead program, 5F9, is a monoclonal antibody against the CD47 receptor, a “don’t eat me” signal that cancer cells commandeer to avoid being ingested by macrophages. This antibody is currently being evaluated in six clinical studies in patients with solid tumors, acute myeloid leukemia, non-Hodgkin’s lymphoma, ovarian cancer and colorectal carcinoma.

Forward Looking Statements:

Statements contained in this press release regarding matters that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "may," "will," "expect," "anticipate," "estimate," "intend," and similar expressions (as well as other words or expressions referencing future events, conditions, or circumstances) are intended to identify forward-looking statements. These statements include those related to the timing of and outcome of results from the Phase 1b/2 trial of 5F9 in combination with rituximab in patients with r/r NHL, the Phase 1b trial of 5F9 as a monotherapy and in combination with azacitidine in patients with AML and MDS, and other ongoing trials of 5F9 for the treatment of ovarian and colorectal cancer; the timing of and quality of results from investigational new drug-application enabling studies for FSI-189 and FSI-174 and their respective potential for approval by the FDA; potential of macrophage activation for the treatment of cancer, the potential of FSI-174 as a non-toxic transplant conditioning regimen and treatment for targeted hematologic malignancies; the safety, tolerability and efficacy of 5F9 and its other anti-CD47 products, Forty Seven’s ability to fund its clinical programs and the sufficiency of its cash and short-term investments, and Forty Seven’s financial outlook. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward looking statements. The potential product candidates that Forty Seven develops may not progress through clinical development or receive required regulatory approvals within expected timelines or at all. In addition, clinical trials may not confirm any safety, potency or other product characteristics described or assumed in this press release. Such product candidates may not be beneficial to patients or successfully commercialized. The failure to meet expectations with respect to any of the foregoing matters may have a negative effect on Forty Seven's stock price. Additional information concerning these and other risk factors affecting Forty Seven's business can be found in Forty Seven's periodic filings with the Securities and Exchange Commission at www.sec.gov. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, Forty Seven disclaims any obligation to update these forward-looking statements to reflect future events or circumstances. For more information, please visit www.fortyseveninc.com or contact info@fortyseveninc.com.

O: 650-352-4150       F: 650-618-2308       W: fortyseveninc.com       A: 1490 O’Brien Drive, Suite A, Menlo Park, CA 94025, United States

Helping Patients Defeat Their Cancer

For more information, please visit www.fortyseveninc.com or contact info@fortyseveninc.com.

For journalist inquiries, please contact Sarah Plumridge at fortyseven@hdmz.com or phone (312) 506-5218.

For investor inquiries, please contact Hannah Deresiewicz at Stern Investor Relations Inc. at hannah.deresiewicz@sternir.com or phone (212) 362-1200.

O: 650-352-4150       F: 650-618-2308       W: fortyseveninc.com       A: 1490 O’Brien Drive, Suite A, Menlo Park, CA 94025, United States

Helping Patients Defeat Their Cancer

Forty Seven, Inc.

Statement of Operations Data

(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Operating expenses:
Research and development	$ 13,940	$ 9,962	$ 56,673	$ 37,174
General and administrative	3,844	2,621	15,432	8,130
Total operating expenses	17,784	12,583	72,105	45,304
Loss from operations	(17,784)	(12,583)	(72,105)	(45,304)
Interest and other income, net	570	253	1,735	406
Net loss	$ (17,214)	$ (12,330)	$ (70,370)	$ (44,898)
Net loss per share, basic and diluted	$ (0.56)	$ (1.88)	$ (3.75)	$ (6.94)
Shares used in computing net loss per share, basic and diluted	31,010,898	6,559,128	18,768,868	6,468,634

Forty Seven, Inc.

Selected Balance Sheet Data

(In thousands)

	As of December 31, 2018	As of December 31, 2017
	Actual	Actual

Cash, cash equivalents and short-term investments	$ 139,023	$ 88,111
Working capital	130,449	81,289
Total assets	149,437	95,465
Total liabilities	16,216	12,003
Total stockholders’ equity	133,221	83,462

O: 650-352-4150       F: 650-618-2308       W: fortyseveninc.com       A: 1490 O’Brien Drive, Suite A, Menlo Park, CA 94025, United States